The Construction Bank of China



                            LOAN GUARANTEE AGREEMENT

No. of Contract:                    96(W)004

Loan Guarantor:                     Xianyang Pianzhuan Group Corp.
Address:                            70 West Weiyang Road, Xianyang
Legal Representative:               Mr. Du, Qingsong
Bank Account:                       Construction Bank of China, Xianyang Branch

Creditor:                           Construction Bank of China, Xianyang Branch
Address:
Legal Representative:

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To secure the performance of the obligation under Loan Agreement No. 96(w)004
Party A (Xianyang Daming Electronics Co., Ltd) grants to the Bank his warranty on the basis of applicable law and regulations.)

The parties here to agree as follows:

1. Party A grants the Bank his warranty for the amount of US$1,100,000. (Term of the loan: from Sept. 16, 1996 till March, 15, 1997)

2. If the Debtor fails to perform any of the obligation in the loan agreement, the Party has to fulfill the obligation within days after he receive the notice from the Bank.

3. In addition to the principle, the Party A is also responsible for the interest, default fee, compensatory fee and any other costs if occur.

4. This agreement will come to be effective on the same date of the loan agreement, and will terminate two years after the end of the Loan Agreement. If the Debtor needs further extenuation for the loan, this agreement will terminate on the final mature date of that agreement.

6. Without the writing approval of the Party A, the Debtor and the Bank can not make any modification in the Loan Agreement.

7. Party A will give a writing notice to the Bank, if the Party A change his status during the period of the agreement. The reorganized party (or some other relevant parties) will continue to fulfill this warranty obligation. If the Bank thinks the new organization is not qualified for the warranty obligation, this organization have to find a new one for the Bank.

8. The Bank will have the right to ask for the copy of the financial statements and audit the internal accounting system of the Party A.

9. During the period of the agreement, the Party A can not grant more warranty to the third party if it exceeds his ability.

10. The Bank has the right to ask the Party A to fulfill the warranty obligation in advance.

(1) If the Party A does anything against 7, 8, 9 of this agreement or seriously commits default of the agreement.

(2) During the period of the Loan Agreement, if the Debtor is forced to go bankruptcy, be dismissed, or change the status and therefore get the Bank involved into the serious lawsuit (or arbitration), or anything happen that enable the Debtor to pay off the loan or the Bank finds out that he is no longer a bonafide Debtor any more.

11. If the Party A refuses to fulfill the warranty obligation or the relevant obligation, the Bank will charge him the default fee of _____% of the loan. If it can not cover the actual loss sustained by the Bank, the Party A would have to pay the rest of it. Meanwhile, the Bank may, at any time, with or without the notice to the Party A, to appropriate the money in the Party A's Account under such situation.

12. Other agreed provision

13. Any dispute may arise between the two parties should be settled in court located at the area near to the Bank.

14. The contract is taking effective by signature and sealing.

15. The contract has two copies for each party.


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Xianyang Daming Electronics Co., Ltd.      China Construction Bank
                                           Xianyang Branch
(seal)                                     (seal)

Legal Representative                       Legal Representative
Sepr. 16, 1996                             Sept. 16, 1996